                                                                   EXHIBIT (b)



         CREDIT | FIRST
         SUISSE | BOSTON                            CREDIT SUISSE FIRST BOSTON
                                                    Eleven Madison Avenue
                                                    New York, NY 10010-3629



                                October 20, 1999


Zhone Technologies, Inc.
7677 Oakport Street - Suite 1040
Oakland, California  94621
Attention: Mory Ejabat/Jeanette Symons

                          $130,000,000 Credit Facility
                                COMMITMENT LETTER
                          ----------------------------

Ladies and Gentlemen:

                  You have advised Credit Suisse First Boston ("CSFB") that a Texas corporation organized by you ("ACQUISITIONCO") intends, directly or indirectly, to acquire all of the issued and outstanding capital stock of Premisys Communications, Inc., a Delaware corporation (the "TARGET"), pursuant to a merger agreement which has not yet been reviewed by us, for aggregate consideration of approximately $255,000,000. We understand that such acquisition will take the form of a tender offer (the "TENDER OFFER") by AcquisitionCo for all of the issued and outstanding shares of capital stock of the Target (all of such capital stock collectively, the "SHARES") and the purchase of the portion of the Shares tendered pursuant to the Tender Offer (the "TENDERED SHARES"). You have informed us that the Board of Directors of the Target is prepared to recommend to shareholders of the Target that they tender their Shares pursuant to the Tender Offer. We further understand that:

(a) as promptly as is practicable following the consummation of the Tender Offer and the acquisition of the Tendered Shares (and, if necessary, any proxy solicitation), the Target will be merged with and into AcquisitionCo, with AcquisitionCo being the surviving entity (the "MERGER"); and

(b) following the Merger, the Investors (as defined in the Term Sheet described below) will organize a Texas corporation ("LEGACYCO"), which will enter into a series of transactions resulting in the acquisition of certain existing product lines of AcquisitionCo by a limited liability company which is a direct subsidiary of LegacyCo and the assumption by LegacyCo of the Term Loans (as defined in the Term Sheet described below) (the "REORGANIZATION").

For purposes hereof, the Tender Offer, the Merger and the Reorganization shall be referred to collectively as the "TRANSACTION" and the term "BORROWER" shall mean (x) prior to the Reorganization, AcquisitionCo and (y) from and after the Reorganization, LegacyCo. Notwithstanding the foregoing, at your option, the Target may be the survivor of the Merger, in which case the Target will reincorporate as a Texas corporation and then consummate the Reorganization.

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                                                                            2


                  In connection with the Transaction, you have requested that CSFB agree to structure, arrange and syndicate senior secured credit facilities in an aggregate amount of up to $130,000,000 (the "FACILITIES"), and that CSFB commit to provide the entire principal amount of the Facilities and to serve as administrative agent for the Facilities. CSFB is pleased to advise you (x) that it is willing to act as exclusive advisor and lead arranger for the Facilities and (y) of the commitment of CSFB to provide the entire amount of the Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "COMMITMENT LETTER") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "TERM SHEET").

                  It is agreed that CSFB will act as the sole and exclusive administrative agent, advisor, lead arranger and book manager in respect of the Facilities, and will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree. Notwithstanding the foregoing, CSFB reserves the right to employ the services of Credit Suisse First Boston Corporation ("CSFBC") in providing services incidental to the provision of the Facilities and the syndication thereof. You agree that, in the provision of the services contemplated hereby, CSFB and CSFBC may share with each other and their respective affiliates any confidential or other information relating to Zhone, AcquisitionCo, LegacyCo, the Target, their respective affiliates and subsidiaries, and the Transaction as they may from time to time possess.

                  We intend to syndicate the Facilities to a group of financial institutions (together with CSFB, the "LENDERS") identified by us in consultation with you; PROVIDED that CSFB reserves the right (in its sole discretion) not to syndicate the Acquisition Facility. CSFB intends to commence syndication efforts promptly, and you agree actively to assist CSFB in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and any such relationships of the Target, (b) direct contact between senior management and advisors of Zhone, the Borrower, the Target and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSFB, of one or more meetings of prospective Lenders.

                  CSFB will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSFB in its syndication efforts, you agree promptly to prepare and provide to CSFB all information with respect to Zhone, AcquisitionCo, LegacyCo, the Target and its subsidiaries, the businesses to be owned by LegacyCo, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the "PROJECTIONS"), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that:

     (a) to your knowledge, all information other than the Projections (the "INFORMATION") that has been or will be made available to CSFB by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and

     (b) the Projections that have been or will be made available to CSFB by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions.

You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof. Additionally, you understand that the definitive credit agreement governing the Facilities will contain a representation and warranty with respect to the accuracy and completeness of the Information which is not subject to a "knowledge" qualification.

                  As consideration for CSFB's commitment hereunder and its agreement to perform the services described herein, you agree to pay to CSFB the nonrefundable fees set forth in the Term Sheet and in the fee letter dated the date hereof and delivered herewith (the "FEE LETTER").

                  CSFB's commitment hereunder and its agreement to perform the services described herein are subject to (a) our completion of and satisfaction in all respects with our continuing due diligence investigation of you and your subsidiaries and the Target and its subsidiaries (including, without limitation, (i) the terms of the capital commitments obtained by you from your investors and
(ii) the assets to be held directly by, and the projected cash flow of, LegacyCo following the consummation of the Transaction), (b) there not occurring or becoming known to us any change, occurrence or development that could reasonably be expected to have a material adverse effect on (i) the ability of the Borrower to draw upon the capital commitments provided by your investors or (ii) the business, operations, property or condition (financial or otherwise) of the Zhone and its subsidiaries taken as a whole, the Borrower and its subsidiaries taken as a whole or the Target and its subsidiaries taken as a whole, (c) our not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) which in our judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facilities, (e) our satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Zhone, LegacyCo, AcquisitionCo, the Target or any of their respective affiliates or subsidiaries, (f) the negotiation, execution and delivery on or before December 31, 1999 of definitive documentation with respect to the Facilities satisfactory to CSFB and its counsel, (g) the deposit by the Target with CSFB of cash and acceptable securities having an aggregate market value at least equal to the amount of the Acquisition Facility described in the Term Sheet (which securities shall have been deposited by the Target with CSFB prior to the Closing Date, but which shall remain the property of the Target until the escrow arrangement described in the Term Sheet becomes effective on the Closing Date) and (h) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of CSFB's commitment hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to our mutual agreement and approval.

                  You agree (a) to indemnify and hold harmless CSFB, its affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and
(b) to reimburse CSFB and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

                  You acknowledge that CSFB and its affiliates (the term "CSFB" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you and/or the Borrower may have conflicting interests regarding the transactions described herein and otherwise. CSFB will not use confidential information obtained from you or the Borrower by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you or the Borrower (as the case may be) in connection with the performance by CSFB of services for other companies, and CSFB will not furnish any such information to other companies. You also acknowledge that CSFB has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or the Borrower, confidential information obtained from other companies.

                  This Commitment Letter shall not be assignable by you without the prior written consent of CSFB (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and CSFB. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                  This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter, (b) the Target and such of its agents, advisors and equityholders who are directly involved in the consideration of this matter or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), PROVIDED, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

                  The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or CSFB's commitment hereunder; PROVIDED, that your obligations under this Commitment Letter (other than (i) provisions relating to titles awarded in connection with the Facilities and assistance to be provided by you in connection with the syndication thereof and (ii) the confidentiality provisions set forth above) shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

                  If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with the amounts agreed upon pursuant to the Fee Letter to be payable upon the acceptance hereof, not later than 5:00 p.m., New York City time, on Thursday, October 21, 1999. CSFB's commitment and its agreements herein will expire at such time in the event we have not received such executed counterparts in accordance with the immediately preceding sentence.

                  We are pleased to have been given the opportunity to assist you in connection with this important financing.

                                Very truly yours,

                           CREDIT SUISSE FIRST BOSTON


          By /s/ Robert Hetu                          By /s/ Chris Horgan
             ----------------------------                -----------------------
             Name:  Robert Hetu                          Name:  Chris T. Horgan
             Title:  Vice President                      Title:  Vice President


Accepted and agreed to as of
the date first written above by:

ZHONE TECHNOLOGIES, INC.


By /s/ Jeanette Symons
   -----------------------------------
   Name:  Jeanette Symons
   Title:  CTO, Vice President

                                                                       EXHIBIT A

                          $130,000,000 CREDIT FACILITY

                         Summary of Terms and Conditions

                                October 20, 1999


A Texas corporation ("ACQUISITIONCO") organized by Zhone Technologies, Inc. ("ZHONE") intends, directly or indirectly, to acquire all of the issued and outstanding capital stock of Premisys Communications, Inc., a Delaware corporation (the "TARGET"), for aggregate consideration of approximately $255,000,000. Such acquisition will take the form of a tender offer (the "TENDER OFFER") by AcquisitionCo for all of the issued and outstanding shares of capital stock of the Target (all of such capital stock collectively, the "SHARES") and the purchase of the portion of the Shares tendered pursuant to the Tender Offer (the "TENDERED SHARES"). Following the consummation of the Tender Offer and the acquisition of the Tendered Shares, the Target will be merged with and into AcquisitionCo, with AcquisitionCo being the surviving entity (the "MERGER"). Thereafter, the Investors described below will organize a Texas corporation ("LEGACYCO"), which will enter into a series of transactions resulting in the acquisition of certain existing product lines of AcquisitionCo by a limited liability company which is a direct subsidiary of LegacyCo and the assumption by LegacyCo of the Term Loans described below (such transactions, the "REORGANIZATION"; together with the Tender Offer and the Merger, the "TRANSACTION").1 For purposes hereof, the term "BORROWER" shall mean (x) prior to the consummation of the Reorganization, AcquisitionCo and (y) from and after the Reorganization, LegacyCo. The Borrower requires senior, secured credit facilities in an aggregate principal amount of up to $130,000,000 (the "FACILITIES") in order to consummate the Transaction. Set forth below are the principal terms of such facilities:

I.     PARTIES

       Borrower:                         The Borrower.

       Administrative Agent, Lead
       Arranger and Book Manager:        CSFB (in such capacity, the
                                         "ADMINISTRATIVE AGENT").

II.    TYPE AND AMOUNT OF CREDIT FACILITIES

       A.     TERM LOAN FACILITY

       Type of Facility:                 Five-year senior, secured, term loan
                                         facility in the amount of up to
                                         $50,000,000 (the "TERM LOAN FACILITY").

--------
         (1) In lieu of the structure described above, Zhone may elect to structure the Merger such that the Target is the survivor thereof, in which case the Target will reincorporate as a Texas corporation and then consummate the Reorganization.

Availability:                       The Term Loan Facility shall be available in
                                    a single drawing on the date upon which the conditions precedent to borrowing are satisfied (the "CLOSING DATE").

Lenders: The banks, financial institutions and other entities, including Credit Suisse First Boston ("CSFB"), selected in the syndication effort (collectively, the "LENDERS").

Amortization:                       The loans under the Term Loan Facility (the
                                    "TERM LOANS") shall be repayable in
                                    quarterly installments, with each such
                                    installment to be in an amount to be
                                    mutually agreed upon.

Use of Proceeds:                    To finance the Transaction and to pay
                                    related fees and expenses.

B.     ACQUISITION LOAN FACILITY

Type of Facility:                   Six-month senior, secured, multi-draw, term
                                    loan facility in the amount of up to
                                    $80,000,000 (the "ACQUISITION FACILITY";
                                    together with the Term Loan Facility, the "FACILITIES").

Availability:                       The Acquisition Facility shall be available
                                    in up to six drawings; PROVIDED that the Acquisition Facility shall be available on the Closing Date only to the extent that all other amounts described in the Table of Sources and Uses attached as Annex I hereto have previously been utilized to finance the purchase of the Tendered Shares and to pay fees and expense relating to the Transaction.

Lenders:                            CSFB or, in its sole discretion, the
                                    Lenders.

Amortization:                       The loans under the Acquisition Facility
                                    shall mature in a single installment on the date upon which the Merger is consummated.

Use of Proceeds:                    To finance the purchase of Shares, pay
                                    related fees and expenses and to finance interest payments on account of the loans under the Facilities.

III.   GENERAL PAYMENT PROVISIONS

       Fees and Interest Rates:     As set forth on Annex II.

       Optional Prepayments:        Loans under the Facilities may be prepaid
                                    and commitments may be reduced by the
                                    Borrower in minimum amounts to be agreed upon; PROVIDED that no optional prepayments shall be made to the Term Loans prior to the date upon which the Acquisition Loans have been paid in full. Optional prepayments of the Term Loans shall be applied to the remaining installments thereof in such order as the Borrower shall elect.

Mandatory Prepayments:              The loans under the Facilities shall be
                                    prepaid with:

                                    (a)  100% of the net proceeds of any sale or
                                         issuance of equity or incurrence of
                                         certain indebtedness after the Closing
                                         Date by the Borrower or any of its
                                         subsidiaries;

                                    (b)  100% of the net proceeds of any sale or
                                         other disposition (including as a
                                         result of casualty or condemnation) by
                                         the Borrower or any of its subsidiaries
                                         of any assets (except for the
                                         Reorganization, the sale of inventory
                                         in the ordinary course of business and
                                         certain other dispositions to be agreed
                                         on); and

                                    (c)  75% of excess cash flow (to be defined
                                         in a mutually satisfactory manner) for
                                         each fiscal year of the Borrower
                                         (commencing with the fiscal year
                                         following the fiscal year in which the
                                         Closing Date occurs).

                                    Any such prepayment shall be applied, FIRST, to the Acquisition Loans which are then outstanding and, SECOND, to the Term Loans which are then outstanding, with prepayments of the Term Loans being applied ratably to the remaining installments thereof. Amounts which have been prepaid may not be reborrowed.

IV.    CREDIT SUPPORT AND COLLATERAL

       Credit Support:              Each direct investor in Zhone (the
                                    "INVESTORS") shall enter into a stock
                                    purchase agreement (each, a "CAPITAL CALL
                                    AGREEMENT"), pursuant to which each such Investor will unconditionally and irrevocably agree to make additional equity investments in Zhone (subject to a maximum amount in the case of each such Investor which is reasonably acceptable to the Administrative Agent) upon the occurrence of any event of default. Zhone will irrevocably and unconditionally assign to LegacyCo (and, as a precautionary measure, grant to the Administrative Agent a first priority, perfected security interest in) not less than a portion of the obligations of the Investors under the Capital Call Agreements
                                    (the "ASSIGNED CALL RIGHTS") equal to 120% of the amount of the Term Loans from time to time outstanding, pursuant to documentation reasonably satisfactory to the
                                    Administrative Agent.

       Guarantees:                  The Facilities (together with interest and
                                    other amounts owing on account thereof)
                                    shall be guaranteed by each domestic
                                    subsidiary (including each after-acquired domestic subsidiary) of the Borrower
                                    (together with the Investors, the
                                    "GUARANTORS"; and, together with the
                                    Borrower, the "CREDIT PARTIES").

Collateral:                         The Facilities shall be secured by (a) 100%
                                    of the equity interests in each domestic subsidiary of the Borrower and (b) 65% (or such higher percentage as may be pledged without the incurrence of material adverse legal or tax consequences) of each foreign subsidiary the equity interests of which is owned directly by the Borrower or a domestic subsidiary thereof (subject to exceptions to be mutually agreed upon based upon uneconomic transaction costs and/or adverse tax consequences).

                                    In addition, LegacyCo shall (x) grant to the Administrative Agent a first priority perfected security interest in all of the Assigned Call Rights (including, without limitation, the assignment of the exclusive right to make the capital call upon the Investors), (y) deliver to the Administrative Agent the stock certificates to be issued upon exercise of such call right and (z) cause all proceeds of capital calls pursuant to the Assigned Call Rights to be paid into an account maintained by LegacyCo with CSFB and in which the Administrative Agent holds a perfected security interest.

                                    During the period between the Closing Date and the consummation of the Merger, the Borrower shall (to the extent permitted under Regulation U and other applicable law) grant to the Administrative Agent a first priority perfected security interest in all Shares owned by it.

V.     CERTAIN CONDITIONS

       The availability of the Facilities shall be conditioned upon satisfaction (on or prior to December 31, 1999) of, among other things (the date upon which all such conditions precedent shall be satisfied, the "CLOSING DATE"):

       (a) Zhone shall have consummated the private placement of not less than $400,000,000 in irrevocable equity commitments to the Investors, of which not less than $80,000,000 shall have been received, in cash, by it. The terms of the Capital Call Agreements shall be reasonably satisfactory to the Administrative Agent and the Administrative Agent shall be reasonably satisfied that funds will be made available by the Investors to make prompt payment of amounts payable thereunder.

       (b) The Target shall have placed in escrow with CSFB an amount of cash and acceptable securities having a market value at least equal to the amount of the Acquisition Facility then in effect, with such cash and securities to be released from escrow only upon (i) the consummation of the Merger, in which case the escrowed funds shall be paid to the Administrative Agent and applied to the payment of the Acquisition Loans (with any excess escrowed funds being paid to AcquisitionCo) or (ii) the payment in full of the Acquisition Loans, in which case the escrowed funds shall be paid to the Borrower; such escrowed funds shall be invested only in cash equivalents.

       (c) The Transaction shall have been consummated pursuant to, and in accordance with, satisfactory documentation, and no provision thereof shall have been waived, amended, supplemented or otherwise modified in any material respect without the prior written consent of the Required Lenders; the aggregate purchase price for the Transaction (net of fees and expenses) shall not exceed $255,000,000 (except to the extent that such excess is funded with additional equity from the Investors) and the aggregate amount of fees and expenses to be incurred in connection with the Transaction and the financing thereof shall not exceed $10,000,000; the Board of Directors of the Target shall recommend to shareholders of the Target that they tender their Shares pursuant to the Tender Offer; and AcquisitionCo shall have acquired at least the number of Shares of the Target needed to consummate the Merger without the affirmative vote of any other Person and there shall not have been any material change in the common stock of the Target outstanding as of June 25, 1999. The capital structure, projected cash flow and assets of each Credit Party after the Transaction shall be satisfactory in all respects and, immediately after giving effect to the occurrence of the Closing Date, the Target shall have cash and acceptable securities having a fair market value at least equal to the amount of the Acquisition Facility on such date.

       (d) The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

       (e) All governmental and third party approvals necessary in connection with the Transaction, the financing contemplated hereby and the continuing operations of the Borrower (after giving effect to the consummation of the Transaction) shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing thereof.

       (f) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Target for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) satisfactory unaudited interim consolidated financial statements of the Target for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available. The Lenders also shall have received satisfactory financial reports with respect to the assets, liabilities and historical financial performance of the businesses to be held by LegacyCo and its subsidiaries after the consummation of the Reorganization.

       (g) The Lenders shall have received a satisfactory PRO FORMA consolidated balance sheet, as at the date of the most recent consolidated balance sheet delivered pursuant to paragraph (f) above, of each of (i) AcquisitionCo, adjusted to give effect to the consummation of the Tender Offer, the Merger and the financings contemplated hereby and (ii) LegacyCo, adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby, (in each such case) as if such transactions had occurred on such date.

       (h) The Lenders shall have received a satisfactory PRO FORMA summary cash flow statement of LegacyCo, demonstrating that LegacyCo would have had positive cash flow (after, among other things, payment of debt service) if the Transaction had occurred on the first day of the period covered by the most recent financial statements delivered pursuant to paragraph (f) above.

       (i) The Lenders shall have received a business plan for each fiscal year of LegacyCo and its subsidiaries through the scheduled final maturity date of the Term Loans, which business plan shall be consistent in all material respects with that reviewed by CSFB prior to the date of this Term Sheet.

       (j) The Lenders shall have received the satisfactory results of a recent lien search in each relevant jurisdiction with respect to Zhone, AcquisitionCo, LegacyCo, the Target and their respective subsidiaries. Such search shall reveal no liens on any of the assets of AcquisitionCo, LegacyCo, the Target or any of their respective subsidiaries, except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

       (k) The Lenders shall be satisfied with the availability of funds to meet the ongoing working capital needs of LegacyCo and its subsidiaries following the Transaction and the consummation of the other transactions contemplated hereby.

       (l) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Credit Parties and their subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

VI.    Representations, Warranties,
       COVENANTS AND EVENTS OF DEFAULT

       The Credit Documentation shall contain representations, warranties, covenants and events of default which are customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

       Representations and
       Warranties:                  Financial statements (including pro forma
                                    financial statements); absence of
                                    undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority;
                                    enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens;
                                    intellectual property; no burdensome
                                    restrictions; taxes; Federal Reserve
                                    regulations; ERISA; Investment Company Act;
                                    subsidiaries; environmental matters;
                                    solvency; accuracy of disclosure; and
                                    creation and perfection of security
                                    interests.

                                    For purposes of the definitive credit
                                    documentation, the term "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transaction, (b) the business, assets, property or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole (after giving effect to the consummation of the Tender Offer or the Transaction, as then relevant), (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder or (d) the ability of the Administrative Agent to draw upon the capital commitments provided by the Investors or the ability of any Investor to perform its respective obligations under the Capital Call Agreement provided by it.

       Affirmative Covenants:       Delivery of financial statements, reports,
                                    accountants' letters, projections, officers' certificates and other information requested by the Lenders (including, without limitation, a quarterly report of the expiration date of each Capital Call
                                    Agreement); payment of other obligations;
                                    continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations;
                                    maintenance of property and insurance;
                                    maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; and further assurances
                                    (including, without limitation, with respect to security interests in after-acquired property).

      Financial Covenants:          To include minimum interest coverage ratio
                                    and maximum leverage ratio, with relevant definitions and covenant levels to be mutually agreed upon.

      Negative Covenants:           Limitations on: indebtedness (including
                                    preferred stock of the Borrower and its
                                    subsidiaries); liens; guarantee obligations;
                                    mergers, consolidations, liquidations and dissolutions; sales of assets; leases;
                                    dividends and other payments in respect of capital stock; capital expenditures;
                                    investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks;
                                    changes in fiscal year; negative pledge
                                    clauses; changes in lines of business.

      Events of Default:            Nonpayment of principal when due; nonpayment
                                    of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events;
                                    certain ERISA events; material judgments;
                                    actual or
                                    asserted invalidity of any guarantee or
                                    security document or security interest; a change of control (the definition of which is to be mutually agreed upon); incurrence by LegacyCo of any material liabilities
                                    (other than the Loans and any liabilities customary for a passive holding company) or other changes in its passive holding company status; and the failure of any Capital Call
                                    Agreement to have a remaining term of at least 45 days.

      Special Provisions applicable
      to Investors:                 Each Investor shall provide representations
                                    and warranties and covenants customary for a transaction of this nature, including, without limitation:

                                    (a)     a covenant to maintain on each day
                                            an irrevocable commitment to provide
                                            an amount of cash equity to the
                                            Borrower which is not less than the
                                            amount equal to 120% of the
                                            aggregate then-outstanding principal
                                            amount of the Term Loans;

                                    (b)     covenants not to amend the terms of
                                            (i) the organizational documents of
                                            such Investor in any manner adverse
                                            to the interests of Administrative
                                            Agent or the Lenders or (ii) other
                                            than extensions of the term thereof,
                                            the Capital Call Agreement with such
                                            Investor; and

                                    (d)     limitations on indebtedness, liens
                                            and contingent obligations (it being
                                            understood that such limitations
                                            shall apply only to the Investors,
                                            and not to any direct or indirect
                                            equityholders in the Investors).

                                    Each of Zhone and the Borrower shall deliver to the Administrative Agent a copy of each capital call made by it under any Capital Call Agreement.

VII.   CERTAIN OTHER TERMS

       Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding commitments representing not less than a majority of the aggregate amount of the commitments under the Facilities (the "REQUIRED LENDERS"), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the principal amount of the loans or other extensions of credit (absent an actual repayment thereof) or extensions of the scheduled final maturity date of the Acquisition Loans or the Term Loans, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof,
                                    (iii) increases in the amount of any
                                    Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) releases of all or substantially all of the collateral and subsidiary guarantees, (ii) releases of the Capital Call Agreement from any Investor and
                                    (iii) modifications to any of the voting percentages.

      Assignments
      and Participations:           The Lenders shall be permitted to assign and
                                    sell participations in their extensions of credit and commitments, subject, in the case of assignments (other than assignments to Lenders or affiliates thereof), to the consent of the Administrative Agent and the Borrower (which consent in each case shall not be unreasonably withheld); PROVIDED that no such consent shall be required from the Borrower for any assignment which is consummated when a default or an event of default is continuing. Assignments also shall be subject to the payment to the Administrative Agent of a registration and processing fee of $3,500. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $2,500,000, and, after giving effect thereto, the assigning Lender (if it has retained any commitments or Loans) shall have commitments and Loans aggregating at least $2,500,000, in each case unless otherwise agreed by the Borrower and the Administrative Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to the customary those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

      Yield Protection:             The Credit Documentation shall contain
                                    customary provisions (a) protecting the
                                    Lenders against loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of withholding or other taxes and
                                    (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, prepayment of a Eurodollar
                                    Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

      Expenses and
      Indemnification:              The Borrower shall pay (a) all reasonable
                                    out-of-pocket expenses of the Administrative
                                    Agent associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit
                                    Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative
                                    Agent and the Lenders

                                    (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

                                    The Administrative Agent and the Lenders
                                    (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

      Governing Law and Forum:      State of New York.

      Counsel to the
      Administrative Agent:         Simpson Thacher & Bartlett.

      Documentation:                At the option of CSFB (in its sole
                                    discretion), the Term Loan Facility and the Acquisition Facility may be documented in two separate definitive credit agreements.

      Commitment
      Termination Date:             The Credit Documentation must have been
                                    entered into on or before December 31, 1999.

                                                                        ANNEX I

                            TABLE OF SOURCES AND USES
                                 ($ in millions)

-----------------------------------------------------------------------------------------------------
Sources                                                    Uses
------------------------------------------------------     ------------------------------------------
Term Loans                     $50.0                       Purchase of Shares                $ 255.0
Acquisition Loans               80.0                       Fees and Expenses                    10.0
                                                                                              ------
Equity                         135.0                                                          $265.0
                              ------                                                          ======
                              $265.0
                              ======
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

                                                                        ANNEX II
                            INTEREST AND CERTAIN FEES

Interest Rate Options:          The Borrower may elect that all or a portion
                                of the loans borrowed by it bear interest at a rate PER ANNUM equal to (a) the ABR PLUS the Applicable Margin with respect thereto or
                                (b) the Eurodollar Rate PLUS the Applicable
                                Margin with respect thereto. For purposes hereof:

                                          "ABR" means the higher of (i) the rate
                                      of interest publicly announced by CSFB as its prime rate in effect at its principal office in New York City (the "PRIME RATE") and (ii) the federal funds effective rate from time to time PLUS 0.5%;

                                          "EURODOLLAR RATE" means the rate
                                      (grossed-up for maximum statutory reserve requirements for eurodollar liabilities) reflected on the Telerate service (other similar service) as the "British Bankers' Association Settlement Rate" for eurodollar deposits in the relevant denomination currency for one, two, three, six or (subject to availability) nine months (as selected by the Borrower).

Applicable Margin:              0% per annum, in the case of ABR Loans, and 1%
                                per annum, in the case of Eurodollar Loans.

Interest Payment Dates:         In the case of loans bearing interest based upon
                                the ABR ("ABR LOANS"), in arrears on the last business day of each calendar quarter.

                                In the case of loans bearing interest based upon the Eurodollar Rate ("EURODOLLAR LOANS"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fee:                 The Borrower shall pay a commitment fee
                                calculated at the rate of 3/8 of 1% per annum on the average daily unused portion of the Acquisition Facility, payable quarterly in arrears and on the date upon which the Merger is consummated.

Default Rate:                   At any time when the Borrower is in default in
                                the payment of any amount due under the
                                Facilities, the principal of all loans under the Facilities shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR
                                Loans.

Rate and Fee Basis:             All per annum rates shall be calculated on the
                                basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.